Exhibit 99.3

September 13, 2021

Riverview Financial Corporation

3901 North Front Street

Harrisburg, PA 17110

Re:	Fairness Opinion Consent

To whom it may concern,

We hereby consent to the inclusion of our opinion letter to the board of directors of Riverview Financial Corporation (“Riverview”) as an Appendix to the Form S-4, relating to the proposed merger of Riverview with Mid Penn described in the Form S-4, and to the references to our firm and such opinion in such Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC